Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

SPIR - Q1 2008 Spire Earnings Conference Call

Event Date/Time: May. 13. 2008 / 5:00PM ET

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CORPORATE PARTICIPANTS

Christian Dufresne

Spire Corporation - CFO

Roger Little

Spire Corporation - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Vijay Rakesh

ThinkEquity - Analyst

Adam Krop

Ardour Capital - Analyst

Pal Uvie

Piper Jaffray - Analyst

Brian Yerger

Jesup & Lamont - Analyst

Colin Rusch

Broadpoint Capital - Analyst

Corey Tobin

William Blair - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the first-quarter 2008 Spire Corporation investor conference call. My name is Manny and I will be your coordinator for today. (Operator Instructions).

On the call with us today are Roger Little, the Chairman and CEO of Spire Corporation; Christian Dufresne, the Chief Financial Officer of Spire Corporation; and Mark Little, CEO of Spire Biomedical. I would now like to turn our call over to Christian Dufresne. Please go ahead, sir.

Christian Dufresne - Spire Corporation - CFO

Good afternoon, everyone. If you have not received a copy of our first-quarter news release which was issued today after the markets closed or would like to be added to our contact list, please contact Sharon Merrill Associates at 617-542-5300.

The news release also is posted on Spire’s website at SpireCorp.com.

Before we begin, please note that the various remarks that we make on this conference call about the Company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties and actual results may differ materially from those indicated by those forward-looking statements as a result of various factors, including those discussed in our annual and quarterly reports on file with the Securities and Exchange Commission.

With that, I would like to turn the call over to Spire’s Chairman and CEO, Roger Little.

Roger Little - Spire Corporation - Chairman, CEO

Thanks for joining us everyone. As you have seen from today’s press release, we had a good quarter for the Company and we’re off to a very strong start for 2008. This is our fifth straight quarter of record revenue growth, especially for our solar capital equipment and turnkey factories. We more than tripled that revenue line.

Importantly, with this growth in the revenues, our fundamentals have shown steady improvement. We achieved record sales, increased our gross margins, and reduced operating loss for the quarter by 88%. This combination of sales growth and improved efficiencies resulted in our second consecutive quarter of operational profits for our solar operations.

We continue to have demand for our turnkey factories overseas. We’re selling not only individual pieces of equipment, but turnkey factories. One of the things that is helping us these days is the weak dollar as you can imagine. And also, much of the industry is anticipating availability of silicon feedstock. So they are expanding, waiting for that availability.

During the quarter, we delivered and installed lines in Taiwan, the Dominican Republic, and Spain and we received new orders from customers in Russia, India, Korea, and Portugal. The Taiwan and Spain orders were expansions of lines that we installed in previous periods so we’re pleased with that. Also, the line that we announced in Portugal is very advanced and puts us at the leading edge of manufacturing technology.

We also announced the signing of an important contract in the Chinese market. It’s for a totally-integrated cell and module factory at 25 megawatts per year. The factory vertically integrates all the equipment all the way through. So we have wafers in and modules out. And it’s a product line factory that we intend to go forward with pretty aggressively in the future.

In addition to solar, our other operations performed reasonably well. Spire Semiconductor did very well, increasing its revenues 61%. And as you know, we have focused them on going back into the gallium arsenide concentrator solar cell market. And so far, they have managed to achieve three development contracts to build special cells for concentrator systems integrators. Our biomedical group also showed good performance in the surface treatment area for implantable medical devices.

So, overall, we feel we are off to a very good start. We’re positioned to have a strong year. We’re pleased with that. And with that brief overview, I will turn it back to Christian who will go through the financials. And then, after that, I will be back to review some of the dynamics of the solar business and how we are affected by them.

Christian Dufresne - Spire Corporation - CFO

Good afternoon, everyone. Revenues for the first quarter of 2008 were $14.9 million, 113% increase from the $7 million reported for the first quarter of 2007. This rapid rise was fueled by a 210% increase in our sales of solar manufacturing equipment.

Gross margins improved considerably in the first quarter, increasing to 24.7% compared to 18.6% last year. The year-over-year improvement in margins in the quarter reflects our product mix and the efficiencies that we gained from our recently-expanded facilities and workforce.

Selling, general and administrative expenses were $3.8 million or 25% of total revenue in the first quarter compared with $3.3 million or 43% of total revenue in the first quarter of 2007. We expect G&A will continue to decline as a percentage of revenue as sales continue to grow. I should point out that we’ve made significant investments in our sales force and marketing efforts for our solar equipment production product line.

We reduced our operating loss by 88% in the quarter to only $204,000 or about $0.02 per share compared to $1.8 million or $0.21 per share in Q1 of 2007. And we generated a cash flow from operating activities of $936,000 compared to a cash flow loss of $2.5 million during the same period last year. Other expenses include interests worth $304,000 for the quarter compared with other income including interest of $9,000 for Q1 a year ago. This includes two other new items including foreign exchange losses of 114,000 associated with material purchases and we also had a non-cash loss of about $130,000 from our joint venture with Gloria Spire Solar.

We did not have an effective tax rate in the first quarter as the Company is in a loss position for the year. The Company does have NOLs to apply to future income as it goes forward. Net loss for the first quarter of 2008 decreased considerably to $508,000 or $0.06 per diluted share, compared with a net loss of $1.7 million, or $0.21 per share, for the same period in 2007. The improvement in net income in the first quarter was due to increased product and turnkey factory sales, improved margins, somewhat offset by increased sales and marketing expenses.

In terms of our balance sheet, our cash, cash equivalents, and short-term investments at the end of the quarter were $2.3 million compared with $2.5 million as of December 31, 2007. The change in cash and cash equivalents was primarily the results of investments made in our ongoing expansion of our business.

Accounts receivable were $8.7 million compared to $12.8 million as of 12/31/2007. The change in receivables was due to higher receivables that we collected from our solar equipment group. Inventories and deposits on inventories were $23.3 million as of March 31, 2008 compared with inventories and deposits of inventories of $21 million at year-end of 2007. This is primarily due to increases in our solar equipment group and this operation bills the order once a customer places a deposit on their order.

Short-term customer deposits and advances were $21.5 million as of March 31, 2008 compared with customer deposits at the year-end of $23.6 million in 2007. These represent a portion of contracts that the Company expects to deliver over the next 12 months. Typically, the Company receives deposits ranging from 20% to 35% upon signing or before work commences. And, generally, most lines are delivered between 9 to 12 months. Some of the larger lines take a little longer than that.

With that, I will turn the call back over to Roger.

Roger Little - Spire Corporation - Chairman, CEO

This is certainly a good time to be in the PV field. The industry continues to grow and new markets are developing worldwide. There has been, as we have spoken about before, a polysilicon shortage, which in some cases held back expansion of companies making modules with crystalline silicon. However, it’s receding. And by 2009, we expect that the costs associated with polysilicon will decline substantially. This will result in a lower module cost and will further accelerate the market.

Manufacturing capacity will be the key to the future and that will be dependent upon the availability of capital equipment which puts us in a very good position. Some few weeks ago, we had a webinar, which is on our website, and I discussed some of the elements of the market and our position in it, and I will just review them here briefly.

First of all, currently, PV module production in the world is about 87% crystalline silicon and 13% thin films. And incidentally, that’s about the same ratio as our equipment sales — crystalline silicon equipment sales to thin film equipment sales. New capacity for polysilicon that’s been announced is more than sufficient to supply the increased market demands all the way out into the year 2010. In 2008, the PV production capacity, according to market reports, was about 3.4 Gigawatts. In 2011, it is expected to move up to 6.7 Gigawatts. In 2008, the world market is projected to be over $1 billion, and in 2011 it is projected to be something over $2 billion.

Currently, the cost of polysilicon on the spot market is as high as $400 per kilogram. Long-term polysilicon agreements are priced on the order of $70 a kilogram. If you could do the manufacturing cost analysis with $70 per kilogram of polysilicon, module manufacturing costs come down to $2.11 a watt. It’s anticipated that $70 per kilogram might even be on the high side once the supply dam breaks loose. So, at $2.11 a watt we most certainly expect the market to grow and to absorb the capacity that it’s putting online.

To prepare us for that, we have a product pipeline. Our product pipeline is built around what we call a 100-megawatt per year breeder factory. It’s a factory that produces or breeds modules on a continuing basis. The characteristics of the modules are larger than currently available modules at about 1 kilowatt per module. The factory is totally integrated for taking cells and assembling them into 1 kilowatt modules. The cost that is saved by going to a large module is substantial for the module itself. But it’s even more substantial when consideration is given to the assembly of a system in a field. We have done detailed cost analysis to show that with a 1 kilowatt module produced by a breeder factory, systems cost on a large scale can be as low as $3.50 a watt.

Spire’s product pipeline consists of building this factory and the key elements in it, which are the elements that we sell to current manufacturers that are expanding, namely testing machines, simulation machines, soldering machines, and lamination machines. So, we are now in the process of designing and building advanced machines to fit into this 100-megawatt per year building block factory. We anticipate that the market for the building block factory in addition to selling individual pieces of equipment will consist of stand-alone 100-megawatt factories, distributed where markets need the modules, typically around utility facilities. We also believe this 100-megawatt factory will be used to allow current manufacturers to scale up rapidly by putting them into place.

So, that’s our direction for product development and equipment of the future. And we believe that with the reduced cost of poly, the best is yet to come in this marketplace. We think in 2009 things are going to accelerate again and we will see market growth. And we’re talking large markets now back in the 60% per year growth level. So, we’re anticipating that.

In the future, 2010 and beyond, we see polysilicon supply issues resolved. We see low-cost modules. We see expanded manufacturing worldwide. And that’s what we’re preparing ourselves for.

As you know, incidentally, we do provide equipment for not only interest on silicon, but as I mentioned, for thin films and also other technologies that are being pursued in the marketplace. We put people in the business. We expand their factories and we backward integrate them.

Nearly two-thirds of our business today is overseas. And as I mentioned, the strong Euro is in our favor when we compete with the Europeans. And the yen, although not as strong as a Euro, it is strong and we compete against that with Japanese suppliers.

So, the takeaway for investors is that we’re in a good position and we are preparing for the next surge in the market. And we expect that we can continue to maintain our market share and grow as this market grows. This has been a good quarter for Spire. We’ve made substantial progress on a number of fronts. And we continue to strengthen the Spire brand worldwide. Anyone in the photovoltaic industry recognizes our Spire logo throughout the world.

With that, I will ask the operator to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Vijay Rakesh, ThinkEquity.

Vijay Rakesh - ThinkEquity - Analyst

Congratulations on a good quarter and it looks like you are approaching profitability here. Just a couple of questions. I was wondering if qualitatively you can talk about the gross margins and the different segments that you have.

Roger Little - Spire Corporation - Chairman, CEO

Christian?

Christian Dufresne - Spire Corporation - CFO

Well, some of the businesses are obviously different than others. Our highest margin item is our service business in the biomedical side. And that’s in the mid-’40s. Whereas most of the other businesses are in the 20s and they range anywhere from 20% to 30% and that’s where we’re getting this averaging around 25%.

Vijay Rakesh - ThinkEquity - Analyst

So, as the solar side ramps up, would you see margins there trending about the corporate average?

Christian Dufresne - Spire Corporation - CFO

Currently, our plan is for them to do the mid-20s.

Vijay Rakesh - ThinkEquity - Analyst

Just it looks like very nice pickup on the solar side. How does your backlog look for the year? I was wondering if we can talk about the order spike that you’re seeing by geography. Are you seeing more of a traction in China versus Europe? How you look at that?

Roger Little - Spire Corporation - Chairman, CEO

Let me address the market issues. Right now, we are very aggressive and we are responding to customers in India for instance. So, India is on the top of our list. The entrepreneurs are breaking out all over India to get into this business. We have orders. We have a number of discussions underway. So, India is at the top of the list.

The Pacific Rim is good. China continues to want to expand and grow. Competition is developing within China to be manufacturers and we’re seeing some players that you might not have anticipated come out and want to get into this business.

We are also spending a lot of time in the U.S. itself. Although manufacturing capacity is growing only at a few places, there are a lot of new entrants in the U.S. into the thin film and concentrator area. So what we’re pursuing there are special cells for the concentrator systems people through our Spire semiconductor gallium arsenide operations. And we’re also pursuing turnkey what we call back end thin film lines where we take a plate which has a film of photovoltaic thin film of some sort and we turn that into a module. So, our priorities are the U.S., India, and the Far East and of course we’re responding to every place else.

Vijay Rakesh - ThinkEquity - Analyst

And just talking about visibility as you go through the year, your solar group paid nicely year-over-year in calendar 2007. What kind of growth do you think — the market is going very nicely also. What kind of growth do you think is feasible or you have visibility into for calendar 2008?

Roger Little - Spire Corporation - Chairman, CEO

Well, our visibility is quite good. We have to deliver obviously. There are some concerns of course in various places. We have a customer who doesn’t have his building built yet which is a major delivery. So, there’s things like that going on. But we think that we’re in pretty good shape for the year.

Vijay Rakesh - ThinkEquity - Analyst

And one last question, it looks like you have a nice 25 megawatt plant or order for equipment for this 25 megawatt plant in China. It looks like doing the math, it should in totality if you get all of it, get to $25 million to $30 million orders, do you see that expected for completion wait or given a 9 to 12-month ramp, it probably goes a little bit into early 2009?

Roger Little - Spire Corporation - Chairman, CEO

Well, we think that it will run into 2009. Although you have to keep in mind there, there’s a module line associated with the cell line and they have different timelines associated with their deliveries. So, we would love to jam it all into 2008. But, it doesn’t — it’s not likely to occur.

Vijay Rakesh - ThinkEquity - Analyst

Good job.

Operator

Adam Krop, Ardour Capital.

Adam Krop - Ardour Capital - Analyst

 A quick question on your distribution. I know you have relationships over in China with UST and another one in Europe. Can you just comment on how you see that? Do you expect to pursue further relationships as far as distribution in China or some of the other Asian countries or do you see those two as kind of being a good point for now?

Roger Little - Spire Corporation - Chairman, CEO

As far as that part of the world is concerned, we have hired an individual here who is being trained now. He’s Chinese. He’s from Taiwan. And he’s very sharp — business school graduate, young man, Mr. Lin, Andy Lin. And it’s our objective to station him in Taiwan to help us better integrate and communicate with a customer base we have there.

Adam Krop - Ardour Capital - Analyst

And the average efficiencies coming off the turnkey lines now?

Roger Little - Spire Corporation - Chairman, CEO

Turnkey cell lines with Czochralski, CZ, wafers are quoted out at 16%. And with cast polycrystalline silicon wafers, it’s closer to 15.5%.

Adam Krop - Ardour Capital - Analyst

And then can you just comment briefly on how you’ve seen pricing in the last couple of quarters and how it was in 1Q 2008? I know the solar capital equipment market is relatively fragmented and seeing a lot of incumbent ramp and new entrants coming into this space. Can you just comment on how that is affecting pricing?

Roger Little - Spire Corporation - Chairman, CEO

We pushed all our prices up coming into 2008. We make most money when we sell the turnkey factory because it incorporates a lot of soft products as well — training and so forth. On an individual piece of equipment basis, the Euro today is $1.55, though we go head-to-head with that very well in terms of being competitive. And I think that even leaves some opportunity for increased pricing when we compete in the European market.

Adam Krop - Ardour Capital - Analyst

Then on the biomedical segment, could you just comment on some of the volume trends you’ve seen in the catheter business and that you saw in 1Q 2008?

Roger Little - Spire Corporation - Chairman, CEO

Christian will answer that one.

Christian Dufresne - Spire Corporation - CFO

The trend was relatively flat with a slight decline I think.

Adam Krop - Ardour Capital - Analyst

And then switching gears again, kind of jumping around a little bit here. But with the Gloria Spire, do you see any — what is the seasonality you see? Typically, we see 2 and 3Q being a strong quarter. Can you just comment on — for installers, can you just comment on how you see the seasonality breaking out in Gloria Spire?

Roger Little - Spire Corporation - Chairman, CEO

I wouldn’t characterize it as seasonality but we do see stronger Q3 and Q4. Because they’re really just getting their marketing and sales off the ground. What is driving it of course is the US-based investment tax — solar investment tax credit. And if you don’t have your system in by the end of the year, you don’t get the tax credit. So, systems have to be put in before the end of the year until legislation is passed to extend the credit. So, that’s why you will see a bit of a bump in the latter part of the year.

Adam Krop - Ardour Capital - Analyst

And your Q comes out when?

Christian Dufresne - Spire Corporation - CFO

 It should be posting today.

Operator

Jesse Pichel, Piper Jaffray.

Pal Uvie - Piper Jaffray - Analyst

This is [Pal Uvie] on behalf of Jesse Pichel from Piper Jaffray. My first question is, what are some of the lead-times for your equipment delivery for thin film at this point?

Roger Little - Spire Corporation - Chairman, CEO

Well, we sell a lot of simulators which test the — measure the efficiency of the modules that are being produced as stand-alone pieces of equipment. These have delivery times of six months. We sell a lot of those for First Solar, and Evergreen, and everyone else. If you talk about it totally turnkey back-end line which we have quoted out now in a couple of places but haven’t gotten an order yet, we quote out nine months.

Pal Uvie - Piper Jaffray - Analyst

I do know that you sell your laminators. A question regarding that is, do your laminators suit all thin film technologies that exist out there? Or are there any specific requirements from customers pursuing one or the other type of thin film technology?

Roger Little - Spire Corporation - Chairman, CEO

The laminators are all standard for the industry, whether it’s thin film or crystalline. The cycle of heating and pressure can change depending upon the technology. We currently have a new laminator under consideration under design which will involve a different heating/cooling method so we’re enthusiastic about that. But we have not built that machine yet.

Pal Uvie - Piper Jaffray - Analyst

And my last question, just going forward, would you be able to give us a sense of how your thin film versus your crystalline orders would trend forward going forward now?

Roger Little - Spire Corporation - Chairman, CEO

I would anticipate that the ratio will be pretty much the same as the industry ratio, namely 85, 87% crystalline and 15-ish thin film.

Operator

Brian Yerger, Jesup & Lamont.

Brian Yerger - Jesup & Lamont - Analyst

Just a quick question. Actually, Christian I missed the customer deposits number that you ran through and released in the backlog. Do you have that or is that coming out — I guess that will be coming out in the queue?

Christian Dufresne - Spire Corporation - CFO

It will be in the queue but I did mention it and it was 21.5. And that’s the short-term.

Brian Yerger - Jesup & Lamont - Analyst

A little bit larger picture question I guess maybe for Roger. There’s been some other companies concerned about the ITC in terms of people getting commercial installs in towards the end of the year. How is Gloria positioned on residential versus commercial and how big are those installations that they can go up to? And are you seeing any kind of backing away as we get closer and closer to the end of the year and the ITC is still kind of up in the air?

Roger Little - Spire Corporation - Chairman, CEO

Well, Gloria only addresses the commercial, not the residential. They have booked some orders just recently. They have a lot on their list of orders to book yet. I know that they are experiencing the issue of whether or not we can have the system put into place before the end of the year. That’s a big concern from all players. So, yes, it’s not so different than other systems suppliers.

Brian Yerger - Jesup & Lamont - Analyst

And how large is Gloria willing to bid on a project? Are they in the 5, 10 megawatts? What is kind of the cap on what you guys are looking for in terms of large commercial?

Roger Little - Spire Corporation - Chairman, CEO

Keeping in mind that Gloria has a pipeline to modules that are manufactured in Taiwan by E-TON. So, there’s no real limit to what Gloria is bidding on. That doesn’t mean that E-TON can produce 10 megawatts worth in two months. But, we’re bidding on some big jobs. We had a $20 million bid go out and also Gloria Spire is pursuing PPA-type structures. So, there’s no real limitation any more than anyone else on the size of the system that Gloria Spire is bidding on.

Operator

Colin Rusch, Broadpoint Capital.

Colin Rusch - Broadpoint Capital - Analyst

Congratulations on the continued execution. Could you talk a little bit more specifically about your geographic distribution or the distribution of your 1Q sales as well as your order book? Then if you could break it down kind of by continent — North America, Europe, and Asia?

Roger Little - Spire Corporation - Chairman, CEO

Hang on a second. I have our Annual Report. You should get that by the way. And I’ve got it pretty well specified for 2007. What has it got here — US and America, 17%; Europe, 23%; Far East, 30%; near East India, 23%. So, that’s the way it’s broken down. I don’t — I haven’t analyzed the backlog.

Colin Rusch - Broadpoint Capital - Analyst

Do you think that’s consistent for the first quarter of 2008 as well?

Christian Dufresne - Spire Corporation - CFO

Yes, I would say that’s consistent.

Colin Rusch - Broadpoint Capital - Analyst

Maybe we can follow up on the order book after the call.

Roger Little - Spire Corporation - Chairman, CEO

Yes, I think as things go forward, we — as I indicated earlier, we expect India to be a bigger player, Far East to be a bigger player, US to be a bigger player, Europe maybe not so much.

Colin Rusch - Broadpoint Capital - Analyst

Are you seeing any interests from South America other than Costa Rica?

Roger Little - Spire Corporation - Chairman, CEO

Not serious interest. We get hits every day — about 20 hits from all over the world. We see a lot of churning and bubbling in the Mid East. So, we’ve recently assigned a person here to focus on the Mid East opportunities. Because we’ve seen the Abu Dhabi announcement and things like that. So we’re building — trying to build our position in the Mid East, UAE and the like.

Colin Rusch - Broadpoint Capital - Analyst

Excellent. And then on the turnkey solutions that you are offering, could you talk a little bit about the number of suppliers you’re working with for individual tools? Is there a pretty stable set of people you’re working with right now? Or is that getting refined as we go along?

Roger Little - Spire Corporation - Chairman, CEO

I can make a general comment and maybe Christian can be more specific. The general comment is that we are in a geographic location which has catered to the semiconductor equipment industry for years and continues to do so with players like Varian and Axcelis and others. So, it’s a broad infrastructure of suppliers that provide the kinds of things that we use in machines. So, we don’t see any potential of not having what we need become available — not becoming available.

Christian Dufresne - Spire Corporation - CFO

Yes, actually, we’ve been able to expand our customer base given the fact that we have larger volumes and we’re able to develop and support multiple suppliers now.

Colin Rusch - Broadpoint Capital - Analyst

Excellent. And could you comment on any sort of potential cooperation with cell suppliers? It seems to me like one of the — actually it’s — potential strategies for you guys is to work with people that have excess cell capacity and then work with them to put people in business with a turnkey module line. Have you started exploring that with anyone or could you comment?

Roger Little - Spire Corporation - Chairman, CEO

Yes, we have worked with a couple of Far East and Chinese companies to build relationships for acquiring cells for our module line customers. And we did execute one relatively small deal which brought I don’t know maybe 0.5 megawatts worth of cells to a customer. We haven’t gone further than that yet. We’ve actually encountered demands more for wafers for our cell line customers than cells for our module line customers. So we’re working that end of it pretty hard right now, wafer suppliers for our cell line customers.

Colin Rusch - Broadpoint Capital - Analyst

Excellent. And then, one just final question. Could you comment on any sort of discussions that you might be having with international bodies like the IFC or the World Bank and in terms of initiating or starting industries in certain geographies that they might be working in presently?

Roger Little - Spire Corporation - Chairman, CEO

We don’t have a lot of that going on. We do have the start of a discussion with an international finance group out of Malaysia. But, those things get unruly in a hurry. So we don’t like to burn a whole lot of our own energy on those situations which require government approvals and so forth.

Colin Rusch - Broadpoint Capital - Analyst

And again, congratulations.

Operator

(Operator Instructions). Corey Tobin, William Blair.

Corey Tobin - William Blair - Analyst

Very nice quarter. Just a very quick question. Can you give us some thoughts on the competitive environment and if you’re seeing any changes on that front?

Roger Little - Spire Corporation - Chairman, CEO

Most certainly, it’s a very competitive world. I think that we’re not seeing the emergence of competitors in the US. I think we are in pretty good shape there. However, we fight daily with the Japanese for instance. We have a major competitor there. In our cell line areas, we do have a lot more competition than we do in module lines.

In terms of changes, I don’t think things have changed very much. I think that the competitors we have, we have had for the past five years or more. I think in some cases, we’re making inroads on them. I think we are the guys that put ourselves out there as the turnkey factory company and I think that’s beginning to resonate with the world of new startup people. So, things haven’t changed much. But we’re pretty aggressive and we’re holding our own.

Operator

Thank you. At this time, we have reached the end of the Q&A session. I will now turn the conference back over to Mr. Little for any closing and/or additional remarks.

Roger Little - Spire Corporation - Chairman, CEO

Let me just thank everyone for joining us. We look forward to speaking to you all again at the end of August. And we’re looking forward to going forward and accomplishing some of these things we’ve outlined here. So thank you very much.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference call. Thank you for joining us today. You may disconnect your lines at this time.

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